Press Release
FOR IMMEDIATE RELEASE

Winnebago Industries Appoints Emily Silver to Board of Directors

Eden Prairie, Minn., May 1, 2026 – Winnebago Industries, Inc. (NYSE: WGO), a leading manufacturer of premium outdoor recreation products, today announced the appointment of Emily Silver to its board of directors, effective May 1, 2026. Ms. Silver will serve as an independent director and as a member of the technology and human resources committees.

Ms. Silver is senior vice president, chief marketing, e-commerce and athlete experience officer of DICK’S Sporting Goods, where she leads the company’s overall marketing strategy and e-commerce business. In addition to leading marketing and digital transformation, she oversees cross-functional athlete experience initiatives and the DICK’S Media Network.

“Emily brings a powerful blend of strategic thinking and marketing leadership to the board” said John Murabito, Winnebago Industries board chair. “Her perspectives on consumer insights, brand-led growth, and data-enabled decision making will meaningfully enhance the board’s capabilities as the company navigates dynamic times.”

Prior to joining DICK’S, Ms. Silver spent 16 years at PepsiCo where she held a variety of senior leadership roles with increasing responsibility and most recently served as senior vice president of portfolio marketing. Throughout her tenure, she developed a strong track record of driving brand strategy, innovation, analytics capabilities and commercial execution.

“Emily is a proven leader with deep expertise in digital marketing, brand building and customer engagement, all of which are critically important as we continue executing our long-term growth strategy,” said Michael Happe, president and chief executive officer of Winnebago Industries. “Her experience leading large-scale marketing and e-commerce transformations at iconic consumer brands will be invaluable as we strengthen our connection with customers and unlock new growth opportunities across our outdoor recreation portfolio.”

“I am honored to join the board of Winnebago Industries at such an exciting time in its evolution,” said Ms. Silver. “The company has a strong portfolio of premium brands and a clear strategic vision, and I look forward to contributing my experience to help more people enjoy the benefits of time outside.”

With the appointment of Ms. Silver, the Winnebago Industries Board of Directors will consist of ten members.
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About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor recreation products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota, and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.
Contacts
Investors: Joan Ondala ir@winnebagoind.com
Media: Daniel Sullivan media@winnebagoind.com

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